PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                            December 20, 1996
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount: $100,000,000

Maturity Date:    December 28, 1998; provided that if such day is not a
                  Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
  Date:           December 26, 1996

Interest Payment
  Dates: Each March 26, June 26, September 26 and December 26, commencing March 26, 1997; provided that the final Interest Payment Date will be the Maturity Date. If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest
  Rate:           5.66375%

Base Rate:        LIBOR

Index Maturity:   3 Months

Spread (Plus or
  Minus):         Plus 0.07%

Minimum
  Denomination:   $1,000
Interest Payment
  Period:         Quarterly

Specified
  Currency:       U.S. Dollars

Issue Price:      100%

Settlement Date
  (Original Issue
  Date):          December 26, 1996

Initial Interest
  Reset Date:     March 26, 1997, or if such day is not a Business Day, the
                  next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset
  Dates:          Same as Interest Payment Dates

Interest Reset
  Period:         Quarterly

Interest
  Determination
  Dates:          Two London Banking Days prior to each Interest Reset Date

Reporting
  Service:        Telerate (Page 3750)

Book Entry Note
  or Certificated
  Note:           Book Entry Note

Senior Note or
  Subordinated
  Note:           Senior Note

Calculation
  Agent:          The Chase Manhattan Bank

CUSIP:            61745EJG7


 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated